Exhibit 3.49

AGREEMENT OF LIMITED PARTNERSHIP

OF

ECCA DISTRIBUTION SERVICES, LTD.

This Agreement of Limited Partnership (this “Agreement”) is entered into by and between ECCA Distribution Management, Inc., a Delaware corporation, as General Partner, and ECCA Distribution Investments, Inc., a Delaware corporation, as Limited Partner, to be effective as of February 26, 2003 (the “Effective Date”).

RECITATIONS

The parties hereto desire to form a limited partnership for the purposes and on the terms hereinafter set forth and to avail themselves of such liability protection as is provided under the Limited Partnership Act.

In consideration for the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties desire to enter into this Agreement to embody the terms of their agreement with respect to their partnership.

The Partnership will be formed with ECCA Distribution Management, Inc., a Delaware corporation (“ECCA Management”), owning a .5% partnership interest and serving as the General Partner and ECCA Distribution Investments, Inc., a Delaware corporation (“ECCA Investments”), owning a 99.5% partnership interest and being a Limited Partner.

ECCA Management, the General Partner, and ECCA Investments, the Limited Partner, desire to adopt this Partnership Agreement to read as follows as hereinafter set forth.

NOW, THEREFORE, to reflect the foregoing, the parties hereto agree as follows:

1.	ECCA Investments is hereby admitted to the Partnership as a limited partner.

2.	The General Partner and the Limited Partners agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated:

“Adjusted Capital Account Deficit” shall mean, with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant year, after giving effect to the following adjustments: (i) credit to such Capital Account any amounts which the Partner is obligated to contribute to the Partnership, (ii) credit to such Capital Account the

Partner’s share of Partner Minimum Gain and the Partner’s share of Minimum Gain; and (iii) debit to such Capital Account the items described in Treasury Regulations § 1.704-l(b)(2)(ii)(d)(4), (5) and (6). The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations § 1.704-l(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” shall mean, when used with reference to a specific Person, (a) any Person that directly or indirectly controls, is controlled by, or is under common control with the specified Person, (b) any Person that is an officer, director, partner, trustee, or serves in a similar capacity with respect to the specified Person, or for which the specified Person is an officer, partner, trustee, or serves in a similar capacity, and (c) any Person that, directly or indirectly, is the beneficial owner of ten percent (10%) or more of any class of equity securities of the specified Person, or of which the specified Person, directly or indirectly, is the owner of ten percent (10%) or more of any class of equity securities.

“Agreement” or “Partnership Agreement” shall mean this Agreement of Limited Partnership of ECCA Distribution Services, Ltd., as amended or restated from time to time.

“Bankrupt” or “Bankruptcy” shall mean, in respect of a Partner, the occurrence of any of the following with respect to such Partner:

(a) such Partner shall (i) voluntarily consent to an order for relief by filing a petition for relief under the laws of the United States codified as Title 11 of the United States Code, (ii) seek, consent to, or not contest the appointment of a receiver, custodian, or trustee for itself or for all or any part of its property, (iii) file a petition seeking relief under the bankruptcy, arrangement, reorganization, or other debtor relief laws of any state or other competent jurisdiction, (iv) make a general assignment for the benefit of creditors, or (v) admit in writing that it is generally not paying its debts as such debts become due;

(b) (i) a petition is filed against such Partner seeking an order for relief under the laws of the United States codified as Title 11 of the United States Code, or seeking relief under the bankruptcy, arrangement, reorganization, or other debtor relief laws of the United States or any state or other competent jurisdiction, or (ii) a court of competent jurisdiction enters an order, judgment, or decree appointing, without the consent of such Partner, a receiver, custodian, or trustee for it, or for all or any part of its property, and such petition, order, judgment, or decree shall not be and remain discharged or stayed within sixty (60) days after its entry; or

(c) the interest in the Partnership or any Partner is seized or subjected to a charging order by a creditor of such Partner and the same is not released from seizure or charging order or bonded out within thirty (30) days from the date of notice of such seizure or charging order.

“Capital Account” shall have the meaning assigned to it in Section 7.2.

“Capital Contributions” of a Partner shall mean the amount of cash and the net fair market value (as set forth in Exhibit A) of property contributed by that Partner to the Partnership pursuant to Article 6.

“Capital Percentage” shall mean, as to any Partner as of the date of determination, a fraction (expressed as a percentage), the numerator of which is the Capital Account balance of such Partner as of such date, and the denominator of which is the total Capital Account balances of all Partners as of such date.

“Certificate of Limited Partnership” shall mean a certificate in the form acceptable for filing with the Secretary of State of the State of Texas under the Limited Partnership Act.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the corresponding provisions of any successor statute.

“Dispose,” “Disposing,” and “Disposition” shall mean a sale, assignment, transfer, gift, exchange, mortgage, pledge, grant of a security interest, or other disposition or encumbrance or the acts thereof.

“Effective Date” shall have the meaning set forth in the recitals.

“General Partner” shall mean ECCA Distribution Management, Inc., a Delaware corporation, together with each other Person (if any) that subsequently becomes a General Partner in the Partnership pursuant to the provisions of this Agreement, but excludes any such Person that subsequently ceases to be a General Partner pursuant to the provisions of this Agreement.

“Independent Accountants” shall mean the independent accountants selected by the General Partner.

“Limited Partners” shall mean each Person set forth on Exhibit A hereto and that is designated on the signature pages hereof as, and that has executed this Agreement as a Limited Partner, but excludes any such Person that subsequently ceases to be a Limited Partner pursuant to the provisions of this Agreement, all as shown on the books and records of the Partnership.

“Limited Partnership Act” shall mean the Texas Revised Limited Partnership Act, Texas Civil Statutes, Article 6132a-l, adopted 1987, as amended from time to time, and any successor to said Act.

“Liquidator” shall have the meaning set forth in Section 13.2 hereof.

“Minimum Gain” shall mean the aggregate gain, if any, that would be realized by the Partnership for purposes of computing income or loss with respect to each Partnership asset if each Partnership asset was disposed of by the Partnership in a taxable transaction in full satisfaction of all nonrecourse liabilities of the Partnership secured by such asset. Minimum Gain with respect to each Partnership asset shall be further determined in accordance with the rules of Treasury Regulations § 1.704-2(d) and any subsequent rule or regulation governing the determination of minimum gain. A Partner’s share of Minimum Gain at the end of any Partnership year shall equal the aggregate Nonrecourse Deductions allocated to such Partner (or his predecessors in interest) up to that time, less such Partner’s (and predecessors’) aggregate share of decreases in Minimum Gain determined in accordance with Treasury Regulations § l.704-2(g).

“Net Cash Flow” shall mean, with respect to any period, (i) all cash revenues and receipts received by the Partnership (excluding Capital Contributions); less cash expended (other than to the extent expended from reserves established in accordance with clause (ii) of this definition) for debts and expenses and interest and principal payments on any indebtedness of the Partnership and (ii) reserves that the General Partner reasonably determines to be necessary for future capital expenditures, expenses and contingencies. For purposes of determining Net Cash Flow, depreciation and amortization shall not be considered an expense of the Partnership. Net Cash Flow shall be determined consistent with the financial statements of the Partnership.

“Net Income” shall mean, for a taxable year of the Partnership, the excess of (i) the income and gain of the Partnership for such year determined in accordance with the accounting principles described in Article 7.1(a), over (ii) the deductions and losses of the Partnership for such year determined in accordance with the accounting principles described in Article 7.1(a).

“Net Loss” shall mean, for a taxable year of the Partnership, the excess of (i) the deductions and losses of the Partnership for such year determined in accordance with the accounting principles described in Article 7.1(a), over (ii) the income and gain of the Partnership for such year determined in accordance with the accounting principles described in Section 7.1(a).

“Nonrecourse Deductions” shall mean the excess, if any, of the net increase in the amount of Minimum Gain during a Partnership year over the aggregate amount of any distributions during such year of proceeds of a nonrecourse liability that are allocable to an increase in Minimum Gain. The Nonrecourse Deductions of a year shall consist first of depreciation with respect to each item of Partnership property to the extent of the increase in Minimum Gain attributable to nonrecourse liabilities of the Partnership secured by such Partnership property, with the remainder of any Nonrecourse Deductions made up of a pro rata portion of the Partnership’s other items of loss. Nonrecourse Deductions shall be further determined in accordance with the rules of Treasury Regulations §§ 1.704-2(b)(1) and 1.704-2(c) and any subsequent rule or regulation governing the determination of nonrecourse deductions.

“Partners” or “Partner” shall mean the General Partner and the Limited Partners, or any one of them.

“Partner Minimum Gain” shall mean the aggregate of the partner nonrecourse debt minimum gain amounts of the Partnership computed in accordance with Treasury Regulations § 1.704-2(i)(3).

“Partner Nonrecourse Deductions” shall be determined in accordance with the principles of Treasury Regulations § 1.704-2(i)(l). The amount of Partner Nonrecourse Deductions for a year is determined in accordance with Treasury Regulations § 1.704-2(i)(2) and generally equals the net increase, if any, in the amount of Partner Minimum Gain during that year, determined pursuant to Treasury Regulations § 1.704-2(i)(3).

“Partnership” shall have the meaning attributed to it in Section 3.1.

“Partnership Interest” shall mean the interest of each Partner in the Partnership (which shall include, without limitation, its rights as General Partner or Limited Partners, as the case may be, and its interest in revenues, income, gains, losses, deductions, Net Cash Flow, and distributions.

“Partnership Year” shall mean the calendar year.

“Person” shall mean an individual, partnership, corporation, trust, unincorporated association, or other entity or association.

“Regulations” shall mean the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Regulatory Allocations” shall have the meaning assigned to it in Section 7.1(d).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Section 754 Election” shall have the meaning set forth in Section 8.5(a) hereof.

“Voting Interest” shall mean the interest of each Partner as set forth on Exhibit A, as said interests may be adjusted, from time to time, pursuant to this Agreement.

“Winding Up” shall mean the period following a dissolution of the Partnership.

ARTICLE II

FORMATION OF LIMITED PARTNERSHIP:

INITIAL CLOSING AND ORGANIZATIONAL CERTIFICATES

2.1 Formation and Continuation of Limited Partnership. The parties hereby form the Partnership under and pursuant to the Limited Partnership Act. Except as provided to the contrary in this Agreement, the rights, duties, status, and liabilities of the Partners, and the formation, administration, dissolution, and continuation or termination of the Partnership, shall be as provided in the Limited Partnership Act.

2.2 Organizational Certificates. Upon the request of the General Partner, each Limited Partner shall promptly execute, acknowledge, swear to, and deliver all certificates and other instruments and perform such additional acts consistent with the terms of this Agreement as may be necessary to enable the General Partner to form, qualify and continue the Partnership as a limited partnership under the laws of the State of Texas.

ARTICLE III

PARTNERSHIP NAME, OFFICES, AND TERM

3.1 Limited Partnership Name. The name of the Partnership shall be “ECCA Distribution Services, Ltd.” and the business of the Partnership shall be conducted under such name or under such assumed name as may be selected from time to time by the General Partner.

3.2 Principal Place of Business.

(a) The address of the registered office of the Partnership in the State of Texas shall be 800 Brazos, Suite 1100, Austin Texas 78701 and the name of the registered agent at such address is Capital Corporate Services, Inc.

(b) The principal place of business of the Partnership shall be 11103 West Avenue, San Antonio, Texas 78701, or such other place as may be designated by the General Partner. The books and records of the Partnership shall be maintained at the Partnership’s principal place of business. The Partnership shall have such other places of business as the General Partner deems necessary or desirable. The General Partner shall notify the Limited Partners of any change in the principal place of business of the Partnership.

(c) The General Partner’s principal place of business is 11103 West Avenue, San Antonio, Texas 78213.

3.3 Term. The Partnership shall continue, unless sooner terminated in accordance with any provision of this Agreement, until the close of Partnership business on December 31, 2050.

ARTICLE IV

PURPOSES

The purpose and intent of this Partnership will be as follows:

(a) To hold the various assets and liabilities of Eye Care Centers of America, Inc., a Texas corporation, (“Parent”), related to, associated with or used in connection with the operation of the distribution center of the Parent and thereafter operating the distribution center; and

(b) For any other lawful business which may be carried on by a limited partnership under the laws of the State of Texas.

ARTICLE V

DISPOSITION OF PARTNERSHIP INTERESTS

5.1 Dispositions. No Limited Partner shall Dispose of any Partnership Interests it owns or may acquire except with the written consent of all of the Partners.

5.2 Status After Disposition. No Limited Partner shall have the right, without the consent of the General Partner, to constitute its assignee as a Limited Partner (whether or not such transfer is permitted under Article V). In addition, no Disposition by a Limited Partner shall release such Limited Partner from any of its obligations under this Agreement without the written consent of the General Partner (which consent may be granted or withheld in the sole discretion of the General Partner). A Person that receives an interest or right in or in respect of the Partnership but that is not admitted to the Partnership as a substituted or additional Partner shall not be entitled to vote, and the interest of such Person shall not be counted in determining, for voting or quorum purposes, the Voting Interests. Any Person receiving an interest or right in or in respect of the Partnership (whether or not such Person becomes a Limited Partner) shall not be entitled to Dispose of its interest or right or any part thereof without fulfilling the conditions of Section 5.1 to the same extent and in the same manner as any Limited Partner that desires to effect a Disposition of an interest in the Partnership.

5.3 Disposition Documents. Notwithstanding Section 5.1, the Partnership shall not recognize, for any purpose, any purported Disposition of all or any portion of or interest in a Limited Partner’s Partnership Interests unless and until the provisions of this Article V have been satisfied and there shall have been delivered to the General Partner a dated notification of such Disposition (i) executed, acknowledged, and sworn to by both the Limited Partner effecting such Disposition and the Person to whom such interest is Disposed, (ii) if the assignee wishes to become a substituted Limited Partner, the acceptance by such assignee of all of the terms and provisions of this Agreement (including, without limitation, a grant by such assignee to the General Partner and any successors thereto and each of its officers of the power of attorney set forth in Article XIV), and (iii) containing a representation that such Disposition was made in accordance with all applicable laws and regulations. Each Disposition shall be effective as of the first day of the calendar month immediately following the month in which the Partnership actually receives the aforesaid notification of Disposition.

5.4 Disposition Costs. All costs incurred by the Partnership in connection with the Disposition of an interest in the Partnership (including, without limitation, the fees incurred in connection with the obtaining of the legal opinions referred to in Section 11.1(e)) shall be borne and paid by the Partner effecting the Disposition within ten (10) days after the receipt by such Partner (or such Partner’s estate or legal representative, as applicable) of the Partnership’s invoice for the amount due.

5.5 Admission of a Substituted Limited Partner. The General Partner may, in its absolute discretion, and without the consent or agreement of any other Partner, admit an assignee of a Partnership Interest as a substituted Limited Partner. Upon admission, a substituted Limited Partner shall be subject to all provisions of this Agreement as if originally a party hereto.

5.6 Disposition of General Partner’s Interests. The General Partner shall have the right, from time to time, to effect a Disposition of all or any portion of its interests in the Partnership to one or more Persons and to admit the Person or Persons to whom such interest or portion thereof is Disposed as an additional or substituted General Partner; provided, however such disposition must be approved by the shareholders and the board of directors of the General Partner. In the event any Person is admitted as a substituted General Partner, such admission shall occur contemporaneously with the withdrawal of the General Partner that disposes of its interest. Any additional or substituted General Partner shall continue the business of the Partnership. Notwithstanding anything in this Agreement to the contrary, any General Partner who voluntarily or involuntarily for any reason withdraws from the Partnership (including, without limitation, a withdrawal by a General Partner pursuant to Section 13.1(b)), or sells, transfers, or assigns his interest in the Partnership, shall be and remain liable for all obligations and liabilities incurred by him as a General Partner prior to the time of such withdrawal, sale, transfer, or assignment, but he shall be free of any obligation or liability as a General Partner incurred as a result of the activities of the Partnership from and after the time of such withdrawal, sale, transfer, or assignment.

5.7 Pledge of Partnership Interest. Nothing in this Agreement including, without limitation, Section 5.1, shall prevent any Partner from pledging its Partnership Interest to any financial institution, whether acting on its own behalf or as a collateral trustee or an agent, to which such Partner or the Partnership has incurred or guaranteed any obligation, and neither any such financial institution which exercises its rights and remedies under any such pledge agreement nor any person who becomes a holder of Partnership Interests as the result thereof or its successors or assigns shall be bound by the restrictions set forth in Section 5.1.

ARTICLE VI

CAPITAL OF THE PARTNERSHIP

6.1 Initial Capital Contributions of the Partners. The initial Capital Contributions to the Partnership by the Partners are as set forth in Exhibit A.

6.2 Return of Capital; Partner’s Loans. No Partner is entitled to the return of his or her contribution or any subsequent contributions to the Partnership or to be paid interest in respect of either of his or her Capital Account or any contribution made by him or her to the Partnership. No unrepaid capital contribution shall be deemed or considered to be a liability of the Partnership or of any Partner. No Partner shall be required to contribute or loan any cash or property to the Partnership to enable the Partnership to return any Partner’s contribution to the Partnership. Notwithstanding the prior sentence, nothing herein shall prevent a Partner from loaning money to the Partnership under terms and conditions determined by the General Partner.

6.3 Schedule of Partners; Contributions; Capital Percentages. The name, address, and initial Capital Percentages of each Partner are set forth in Exhibit A attached hereto. Exhibit A hereto shall be amended by the General Partner from time to time to reflect (i) any additional Capital Contributions made by the Partners, and (ii) the admission of additional or substituted Partners. The Partnership Interests owned by Partners hereunder shall not be represented by certificates.

6.4 No Further Obligation. Except as expressly provided for in or contemplated by this Article 6, neither the General Partner nor the Limited Partners shall have any obligation to provide funds to the Partnership under this Agreement, whether by contributions to capital, loans, return of monies received or otherwise.

ARTICLE VII

ALLOCATIONS, NET CASH FLOW AND DISTRIBUTIONS

7.1 Allocations.

(a) In General. The recognition and classification of the items of income, gain, loss and deduction of the Partnership (whether recognized prior to or during Winding Up) shall be the same for purposes of this Section 7.1 as their recognition and classification for federal income tax purposes determined (i) without regard to any Section 754 Election which may have been made, (ii) without regard to any provision of the Code which provides that an item of income or gain is not includable in gross income or that an expenditure is not deductible or chargeable to a capital account, and (iii) without regard to any items allocated pursuant to Section 7.1(e).

(b) Net Income. Net Income shall be allocated in the following priority:

(i) First, to each Partner in proportion to, and to the extent of, the amount by which (A) the amount of the cumulative Net Loss allocated to each Partner pursuant to Section 7.1(d)(i), if applicable, and next pursuant to Section 7.1(c), exceeds (B) the cumulative Net Income theretofore allocated to each Partner pursuant to this Section 7.1(b)(i); and

(ii) Second, to the Partners in accordance with their respective Capital Percentages.

(c) Net Loss. Net Loss shall be allocated to the Partners in accordance with their respective positive Capital Account balances.

(d) Restrictions on Allocations. Notwithstanding anything in this Section 7.1 to the contrary:

(i) The Net Loss allocated to a Partner pursuant to Section 7.1(c) shall not exceed the maximum amount of Net Loss that can be so allocated without causing such Partner to have an Adjusted Capital Account Deficit at the end of the year. All Net Loss in excess of the limitation set forth in this Section 7.1(d)(i) shall be allocated to the General Partner.

(ii) In the event a Partner receives any adjustments, allocations or distributions described in Treasury Regulations § 1.704-1 (b) (2) (ii) (d) (4), (5) or (6), items of Net Income shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible.

(iii) In the event a Partner has an Adjusted Capital Account Deficit at the end of any Partnership Year, such Partner shall be specially allocated items of Net Income in the amount and manner sufficient to eliminate, to the extent required by Treasury Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible.

(iv) Notwithstanding any other provision of this Agreement, but subject to the exceptions set forth in Treasury Regulations § 1.704-2(f)(2), (3), (4) or (5), if there is a net decrease in Minimum Gain during a Partnership Year, the Partners must be allocated items of Net Income for such year (and, if necessary, subsequent years) in the proportion to, and to the extent of, an amount equal to such Partner’s share of the net decrease in Minimum Gain (as such share is determined in accordance with Treasury Regulations § 1.704-2(g)(2)). The Minimum Gain charge back shall consist first of Net Income from the disposition of Partnership assets subject to nonrecourse liabilities of the Partnership with the remainder of the Minimum Gain charge back, if any, made up of a pro rata portion of the Partnership’s other items of income or gain for such year and shall be determined in accordance with Treasury Regulations §§ 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provisions. If such Net Income from the disposition of Partnership assets exceeds the amount of Minimum Gain charge back, a proportionate share of each item of such Net Income shall constitute a part of the Minimum Gain charge back.

(v) Notwithstanding any other provision of this Agreement, but subject to the exceptions referenced in Treasury Regulations § 1.704-2(i)(4), if there is a net decrease in Partner Minimum Gain during any year, items of income and gain for such year (and, if necessary subsequent years) shall first be allocated to each Partner with a share of that Partner Minimum Gain in proportion to, and to the extent of, an amount equal to such Partner’s share of the net decrease in Partner Minimum Gain (as such share is determined in accordance with Treasury Regulations § 1.704-2(i)(4)). The items to be so allocated shall be determined in accordance with Treasury Regulations § 1.704-2(i)(4), or any successor provision.

(vi) Nonrecourse Deductions for any taxable year shall be allocated among the Partners in the same manner as are the other Net Income and Net Loss of the Partnership for such year. Partner Nonrecourse Deductions for any taxable year should be allocated among the Partners in accordance with Treasury Regulations § 1.704-2(i)(1).

(vii) The allocations set forth in this Section 7.1(d) (“Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations §§ 1.704-1 and 1.704-2. Notwithstanding any other provision of this Section 7.1 (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other Net Income and Net Loss among the Partners so that, to the extent possible, the net amount of such allocations of other Net Income and Net Loss and the Regulatory Allocations to the Partners shall be equal to the net amount that would have been allocated among the Partners if the Regulatory Allocations had not occurred.

(e) Section 704(c). Items of income, gain, loss, and deduction with respect to an asset contributed to the Partnership by a Partner that has a fair market value (as set forth in this Agreement, or if not set forth in this Agreement, as determined by the General Partner) at the time of such contribution which is different from its adjusted tax basis shall, for tax purposes only, be allocated among the Partners in the manner provided under Section 704(c) of the Code and Treasury Regulations thereunder so as to take into account any variation between the basis of the property to the Partnership and its fair market value at the time of contribution. Such allocations shall be made in accordance with the traditional method set forth in Treasury Regulations § 1.704-3(b).

7.2 Computation of Capital Account. The balance of the “Capital Account” of a Partner is initially zero and as of any date is increased by (i) the amount of cash contributed by that Partner to the Partnership on or prior to that date; (ii) the fair market value (as set forth in this Agreement, or if not set forth in this Agreement, as determined by the General Partner) of any property (reduced by any liabilities which are assumed by the Partnership or to which such property is subject) which is contributed by that Partner to the Partnership on or prior to that date; (iii) any item of Partnership income or gain which is allocated to such Partner pursuant to Section 7.1 on or prior to that date; and is decreased by (iv) any Partnership deduction or loss which is allocated to such Partner pursuant to Section 7.1 on or prior to that date; (v) the amount of cash distributed by the Partnership to such Partner on or prior to that date; and (vi) the fair market value (as set forth in this Agreement, or if not set forth in this Agreement, as determined by the General Partner) of any property (reduced by any liabilities which are assumed by the distributee Partner or to which the property is subject) which is distributed by the Partnership to the Partner on or prior to that date. For Capital Account purposes, depreciation, cost recovery deductions and gain or loss on a sale or other disposition shall take into account the book basis, and not the tax basis, of the assets of the Partnership. Allocations pursuant to Section 7.1(e) shall not be taken into account for Capital Account purposes.

7.3 Distributions. Except as otherwise provided in Section 13.3 herein, distributions of Net Cash Flow shall be made at such times and in such amounts as the General Partner, in its sole discretion, may determine. Distributions of Net Cash Flow shall be distributed to the Partners in accordance with their respective Capital Percentages.

ARTICLE VIII

ADMINISTRATIVE AND TAX MATTERS

8.1 Books and Records. The books and records of the Partnership shall be kept, at the expense of the Partnership, by the General Partner at its principal places of business or at such other place as the General Partner may designate. The books and records of the Partnership shall be maintained on a calendar year basis, using the accrual method and in accordance with this Agreement and reasonable accounting practices; provided, however, the General Partner may elect to keep books and records on the cash basis of accounting for income tax purposes. The books and records of the Partnership shall reflect all Partnership transactions and shall be appropriate and adequate for conducting the Partnership business. On or before March 15 (or as soon thereafter as may be practicable) of each year, each Partner shall receive a report indicating its share of Partnership income, credits, and deductions for income tax purposes during the immediately preceding year.

8.2 Inspection. Each Partner shall have the right, upon giving seven (7) business days prior written notice to the General Partner, to inspect the books and records of the Partnership during reasonable business hours at the principal place of business of the Partnership or such other location as the General Partner may designate.

8.3 Bank Accounts: Investments. All funds of the Partnership shall be deposited in its name in an account or accounts maintained in a national or state bank or banks or brokerage account or accounts designated from time to time by the General Partner. The funds of the Partnership shall not be commingled with the funds of any other Person. Checks shall be drawn upon the Partnership account or accounts only for the purposes of the Partnership and shall be signed by such signatory party or parties as may be designated from time to time by the General Partner. The General Partner shall have the right to deposit Partnership funds that, from time to time, are not required for the operation of the business of the Partnership in interest bearing bank accounts or to purchase commercial paper, treasury bills, or other short-term instruments or interests as the General Partner deem necessary, appropriate, or advisable.

8.4 Tax Matters. The General Partner shall be the “Tax Matters Partner” of the Partnership within the meaning of Section 6231(a)(7) of the Code and any regulations issued thereunder, unless the Code or the regulations issued thereunder require another person to be the tax matters partner. The Tax Matters Partner shall prepare and file (or cause to be prepared and filed) all income tax returns of the Partnership, and shall furnish copies thereof to the Partners. After the receipt of a final partnership administrative adjustment for a taxable year, the Tax Matters Partner will not file a “petition for readjustment of the partnership items,” within the meaning of Section 6226 of the Code, in any court other than the United States Tax Court, without the consent of the General Partner and a majority of the Voting Interests. Further, the Tax Matters Partner will not agree, pursuant to Section 6229(b)(1)(B) of the Code, to extend the period for assessing any tax imposed by subtitle A of the Code with respect to any Person which is attributable to any Partnership item (or affected items) of the Partnership without the consent of the General Partner and a majority of the Voting Interests. The reasonable expenses, if any, which the Tax Matters Partner incurs in fulfilling its responsibilities under this Section 8.4 shall be expenses of the Partnership.

8.5 Tax Returns and Elections.

(a) Tax Returns. The General Partner shall prepare and file (or cause to be prepared and filed) all income tax returns of the Partnership and shall furnish copies thereof to the Limited Partners. The General Partner, on behalf of the Partnership and at the time and in the manner provided in Regulation Section 1.754-1(b), may make an election to adjust the basis of Partnership property in the manner provided in Sections 734(b) and 743(b) of the Code (a “Section 754 Election”).

(b) Income Tax Elections. The General Partner shall have the right to make any applicable elections under the Code which, in its best judgment, are in the best interest of the Partnership.

ARTICLE IX

MANAGEMENT; LIMITATIONS;

MEETINGS; STANDARD OF CARE; INDEMNIFICATION

9.1 Management. The management and control of the Partnership shall be vested solely in the General Partner, who shall have (subject to the limitations imposed by this Agreement) full, exclusive, and complete discretion in the management and control of, and in the making of all decisions affecting, the Partnership business. Without limiting the generality of the preceding sentence, the General Partner shall have (subject to the aforesaid limitations) the authority, the right, and the power, on behalf of the Partnership:

(a) to enter into, execute, deliver, amend, and perform any and all agreements, contracts, documents, certifications, and instruments binding the Partnership as may be necessary or convenient in connection with the ownership, management, maintenance, and operation of Partnership property;

(b) to execute, in furtherance of any or all of the purposes of the Partnership, any lease, bill of sale, contract, or other instrument purporting to convey or encumber the real or personal property of the Partnership;

(c) to sell, transfer, exchange, or otherwise dispose of the assets of the Partnership;

(d) to establish reserves for working capital and for taxes, insurance, debt service, repairs, replacements or renewals, or other costs and expenses incident to the ownership of Partnership property and for other such purposes as the General Partner deems appropriate under the circumstances from time to time;

(e) to have the Partnership’s direct expenses billed directly to and paid by the Partnership;

(f) to pay all taxes, charges, and assessments against the Partnership and its property;

(g) to admit Partners as contemplated by Article V of this Agreement;

(h) to open, maintain, and close bank accounts, to designate and change signatories on such accounts, and to draw checks and other orders for the payment of monies;

(i) to settle claims, to prosecute, defend, and settle lawsuits, and to handle all matters with governmental agencies;

(j) to deposit Partnership funds that, from time to time, are not required for the operation of the business of the Partnership in interest bearing bank, brokerage or money market fund accounts or to purchase commercial paper, treasury bills, or other short-term instruments or interests as the General Partner deems necessary, appropriate, or advisable;

(k) to engage consultants, accountants, attorneys, managers, and any and all other agents and assistants, both professional and non-professional, as the General Partner may deem necessary, appropriate, or advisable in furtherance of the purposes of the Partnership, and to compensate such Persons for services rendered;

(l) to collect all sums due the Partnership;

(m) to prepare and file all Partnership tax returns and to make all elections for the Partnership thereunder;

(n) except as otherwise provided herein, to determine the timing and amount of any distributions to the Partners (whether for cash or property);

(o) to take any and all other action that the General Partner may deem necessary, appropriate, or desirable in furtherance of the purposes of the Partnership which is not inconsistent with Section 9.3; and

(p) to purchase such insurance as the General Partner, in its discretion, may determine.

No person dealing with the Partnership shall be required to inquire into the authority of the General Partner to take any action or make any decision hereunder, and every agreement, contract, undertaking, document, certification or instrument executed by the General Partner with respect to any business or property of the Partnership shall be conclusive evidence in favor of any and every person relying thereon or claiming thereunder that (i) at the time of the execution and/or delivery thereof, this Agreement was in full force and effect, (ii) such instrument was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Partnership, and (iii) the General Partner was duly authorized and empowered to execute and deliver any and every such agreement, contract, undertaking, document, certification or instrument for and on behalf of the Partnership.

9.2 Authority of the General Partner. Any person dealing with the Partnership or the General Partner may rely upon a certificate signed by the General Partner thereunto duly authorized, concerning:

(a) the identity of the General Partner or any other Partner;

(b) the existence or nonexistence of any fact or facts that constitute conditions precedent to acts by the General Partner or in any other manner germane to the affairs of the Partnership;

(c) the person or persons who are authorized to execute and deliver any instrument or document of the Partnership; or

(d) any act or failure to act by the Partnership or concerning any other matter whatsoever involving the Partnership or any Partner.

9.3 Specific Limitations on the General Partner’s Authority. Notwithstanding anything to the contrary contained in this Agreement, the General Partner shall have no right, power, or authority, without the prior approval (which shall not be unreasonably withheld or delayed) to the specific act in question by all of the Partners to effectuate any one or more of the following acts:

(a) to do any act in contravention of this Agreement;

(b) to possess Partnership property or assign, transfer, mortgage, pledge, or grant a security interest in and/or a deed of trust with respect to Partnership property for other than a Partnership purpose; or

(c) to sell, transfer or otherwise dispose of all or substantially all of the assets of the Partnership.

9.4 Meetings of Partners. Any matter requiring the approval of the Partners pursuant to this Agreement may be considered at a meeting of the Partners called by the General Partner or Partners owning fifteen percent (15%) of the Voting Interests and held not less than seven (7) nor more than forty-five (45) days after written notice of such meeting, stating the date, time, and place where such meeting is to be held and the purposes for which it is called, is delivered to the Partners in accordance with the provisions of Section 15.3. The presence at such meeting of the General Partner and Limited Partners owning, in the aggregate, a majority of the Voting Interests shall constitute a quorum for the transaction of business. Any action required or permitted to be taken at any meeting of the Partners may, however, be taken (i) without a meeting by means of the General Partner’s submitting to the Partners, in accordance with the provisions of Section 15.3, a statement of the matter to be voted on, the purpose thereof, and the period within which the Partners must respond either in the affirmative or in the negative to the matter in respect of which the vote is requested or (ii) by means of a telephone conference in which all Partners participating in the meeting and constituting a quorum can hear and speak to each other. Except as specifically provided to the contrary in this Agreement, all decisions of the Partners pursuant to this Section 9.4 shall be made by the concurring vote (whether by actual vote or deemed vote pursuant to Section 15.14) of all of the Partners.

9.5 Standards of Care. In the performance of its duties under this Agreement, the General Partner shall use reasonable efforts to conduct the business of the Partnership in a good and businesslike manner and in accordance with good business practice. Neither the General Partner (or any Affiliate thereof) nor its shareholders, directors, officers, partners or employees shall be held liable or responsible to any Partner or to the Partnership, however, for any losses sustained or liabilities incurred, in connection with, or attributable to, errors in judgment, negligence, or other fault of the General Partner (or any Affiliate thereof) or its shareholders, directors, officers, partners or employees, except that which is attributable to the proven gross negligence or willful misconduct of such General Partner (or any Affiliate thereof) or its shareholders, directors, officers, or employees. The Partners acknowledge that the General Partner and the Limited Partners and the Affiliates of the General Partner, are engaged in activities other than the activities of the Partnership and that the General Partner shall not be expected or required to devote its full time to the management of the Partnership. Participation in the Partnership shall not in any way act as a restraint on the other present or future business activities or investments of any Partner (or any Affiliate of a Partner), or any employee, officer, director, or shareholder of any Partner, whether or not such activities are competitive with the business of the Partnership. As a result of this Agreement, no Partner (or any Affiliate of a Partner) or any employee, officer, director, or shareholder of any Partner shall, under any circumstances, be obligated or bound to offer or present to the Partnership or any of the other Partners any business opportunity presented or offered to them or the Partnership as a prerequisite to the acquisition of or investment in such business opportunity by such Partner (or any Affiliate of such Partner) or any employee, officer, director, or shareholder of such Partner for its account or the account of others. In furtherance thereof, each of the Partners hereby agrees that any business or activity in which a Partner (or any Affiliate of a Partner) or any employee, officer, director, or shareholder of a Partner engages, conducts, or participates outside the Partnership shall be conclusively deemed not to be a business or activity in competition with or an opportunity of the Partnership. Any such business or activity of a Partner (or any Affiliate of a Partner) or any employee, officer, director, or shareholder of a Partner may be undertaken with or without notice to or participation therein by the Partnership or the other Partners. Each Partner and the Partnership hereby waives any right or claim that such Partner or the Partnership may have against a Partner (or any Affiliate of a Partner) or any employee, officer, director, or shareholder of a Partner with respect to any such business or activity or the income or profits therefrom.

9.6 Indemnification of the General Partner. The Partnership shall indemnify and hold harmless to the fullest extent permitted by law, the General Partner (or any Affiliate thereof) and its shareholders, directors, officers, partners, and employees (herein referred to in the aggregate as “Indemnified Parties”), to the extent that the Partnership assets are sufficient therefor, from and against any and all claims, demands, liabilities, costs (including attorney’s fees and court costs), damages, and causes of action arising out of, relating to, or which are or may be directly or indirectly attributable or incidental to actions or occurrences under this Agreement or which otherwise relate to the Partnership or occurrences during the term of the Partnership, whether or not arising out of the negligence of the Indemnified Party, except where the claim at issue is based upon the proven gross negligence, willful misconduct or fraud of the Indemnified Party or a breach of the Act or this Agreement by the Indemnified Party. The indemnification rights herein contained shall be cumulative of, and in addition to, any and all rights, remedies, and recourses to which the Indemnified Party shall be entitled as against third parties.

9.7 Reimbursement. The General Partner shall be entitled to reimbursement out of Partnership funds for any and all actual costs and expenses, incurred by the General Partner on behalf of the Partnership, while acting on behalf of the Partnership.

9.8 Removal of the General Partner. The General Partner may not be removed from the Partnership, with or without cause, without its consent. Any action of the Partners shall be reflected in a written instrument approved by the requisite percentage. In the event of the removal of a General Partner as herein provided, the General Partner shall retain its interest in the Partnership; provided, however, that the foregoing shall not constitute a waiver or exculpation by the Partnership or any Partner of any liability which the General Partner may have to the Partnership or any Partner, and the General Partner, even though removed, shall remain entitled to indemnification from the Partnership pursuant to Section 9.6 with respect to any matter arising prior to its removal, and provided further that in the event of the removal of the sole remaining General Partner, the Partnership shall be dissolved and liquidated, unless reconstituted or continued by the selection of a substitute General Partner as provided in Article XIII.

9.9 Officers of the Partnership. From time to time the General Partner may designate individual persons to serve as the officers of the Partnership. The officers of the Partnership shall be agents of the Partnership and have the powers and responsibilities customarily associated with a similar position in a corporation. The officers of the General Partner shall have the same positions as officers of the Partnership and shall serve in such position until such time as they resign or are removed by the General Partner.

ARTICLE X

STATUS AND LIABILITY OF LIMITED PARTNERS

10.1 General. Subject to the terms and conditions of this Agreement, each Limited Partner shall have all of the rights, and be afforded the status, of a limited partner as set forth in the Limited Partnership Act. The Limited Partners shall not take part in the management or control of the Partnership business, transact any business for the Partnership, or have the power to sign for or bind the Partnership.

10.2 Limitation of Liability. The liability of each Limited Partner shall be limited as provided under the Limited Partnership Act to (i) its share of the assets and undistributed Profits of the Partnership, (ii) for a period of one (1) year following any such return, an amount equal to the amount of any Capital Contribution rightfully returned to the Limited Partner necessary to discharge Partnership liabilities to all creditors who extended credit to the Partnership during the period the Capital Contribution was held by the Partnership, and (iii) any Partnership funds or property wrongfully distributed or returned to such Limited Partner.

ARTICLE XI

LIMITED PARTNER REPRESENTATIONS

AND WARRANTIES AND COVENANTS;

INDEMNIFICATION RIGHT OF RESCISSION

11.1 Representations and Warranties and Covenants of the Limited Partners. Each Limited Partner hereby represents and warrants to the Partnership and all other Partners that:

(a) it has received written information concerning the Partnership, has thoroughly read the information and understands completely the nature of the risks involved in the proposed investment; has been advised that the General Partner is available to answer questions about the purchase of Partnership Interests and has asked any questions of the General Partner that it desires to ask and has received answers or other information from the General Partner with respect to all such questions;

(b) it understands that no state or Federal governmental authority has made or will make any finding, determination, recommendation, or endorsement relating to the fairness for investment of the Partnership Interests offered by the Partnership;

(c) it recognizes that prior to this offering there has been no public market for the interests in the Partnership offered by the Partnership and it is unlikely that after the offering there will be such market; it understands that the transferability of Partnership Interests is restricted and that it cannot expect to be able readily to liquidate its investment in case of emergency and that it may have to continue to bear the risk of holding the Partnership Interests for an indefinite period;

(d) it is making such investment for its own account and not for the account of others, and is not buying with the present intention of reselling, transferring, or subdividing all or any portion of the Partnership Interests purchased that would require registration under the Securities Act or any applicable state securities laws;

(e) it understands that in the absence of either an effective registration statement covering the Partnership Interests under the Securities Act and any applicable state securities laws, or an opinion of counsel satisfactory to the General Partner that registration is not required under said Act and securities laws, it may not Dispose of its Partnership Interests;

(f) it will take no action that subjects the Partnership or its Partners or any of their respective Affiliates to liability; and

(g) it is aware that the General Partner and Affiliates of the General Partner will engage in businesses that are competitive with that of the Partnership, and it agrees to such activities even though there are conflicts of interests inherent therein.

11.2 Indemnification. Each Limited Partner shall and does hereby agree to indemnify, defend, and save harmless the Partnership, the General Partner and their representatives and agents and each other Limited Partner from and against any damages, claims, expenses, losses, or actions resulting from (i) a breach by such Limited Partner of any of the representations and warranties and covenants contained in Section 11.1, or (ii) the untruth of any of the representations and warranties and covenants contained in Section 11.1. If the representations and warranties and covenants contained in Section 11.1 are either breached or not true, then such Limited Partner, as to whom the warranties and representations and covenants are not true or who breached the warranties and representations and covenants, shall, at the election of the General Partner, be subject to the right of rescission set forth in Section 11.3 and to all other rights and remedies available to the Partnership at law or in equity.

11.3 Alternate Right of Rescission. If the General Partner discovers any breach or untruth of any of the representations and warranties and covenants set forth in Section 11.1 by a Limited Partner, the General Partner may, at its election, rescind the sale of any interest in the Partnership to such Limited Partner by returning to such Limited Partner an amount equal to the excess of (i) the cash contributions made to the Partnership by the Limited Partner in question to the date that the right of rescission is exercised over (ii) the aggregate of all cash distributed to such Limited Partner by the Partnership to the date that the right of rescission is exercised.

ARTICLE XII

RELIANCE

12.1 Reliance. The Limited Partners acknowledge that the General Partner, in determining whether to execute this Agreement, has relied upon the representations, warranties, covenants, and agreements of the Limited Partners contained in this Agreement and would not have executed this Agreement but for such representations, warranties, covenants, and agreements.

ARTICLE XIII

DISSOLUTION: WINDING UP

13.1 Dissolution. The Partnership shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following:

(a) The expiration of the term provided in Section 3.3, unless extended by amendment of this Agreement approved by all of the Partners;

(b) The sole remaining General Partner’s Bankruptcy, dissolution, removal or withdrawal from the Partnership (including a Disposition by the sole remaining General Partner of his entire interest as General Partner in the Partnership pursuant to Section 5.6), unless the remaining Partners agree to continue the Partnership and its business and, if applicable, elect and approve a substitute general partner, it being agreed that the General Partner has the right to withdraw at any time by giving one hundred eighty (180) days prior written notice thereof to each of the Limited Partners;

(c) The sale, transfer, or other Disposition of all or substantially all of the assets of the Partnership;

(d) The approval of all of the Partners; or

(e) Any event that makes it unlawful for the Partnership business to be conducted.

Neither the death, dissolution, mental incompetency, or Bankruptcy of any Limited Partner nor the admission or substitution of a Person as a Limited Partner shall dissolve, or be deemed to dissolve, the Partnership or cause any interruption in or affect the continued existence of the Partnership and its business. To the extent that any event other than those specifically set forth in clauses (a), (b), (c), (d) and (e) hereinabove is determined to cause, technically, a dissolution of the Partnership, the Partners hereby agree that upon the occurrence of any such event the Partnership shall automatically be reconstituted immediately as a new limited partnership on terms identical to those set forth in this Agreement which shall be composed of the remaining Partners who may continue the business of the Partnership, either alone or with other Persons, and who shall approve of the general partner of the new partnership.

13.2 Liquidator. If the Partnership is dissolved and is not automatically reconstituted pursuant to Section 13.1 or otherwise reconstituted by the affirmative vote of the General Partner and all Limited Partners, an accounting of the Partnership assets, liabilities, and operations through the last day of the month in which the dissolution occurs shall be made by the Independent Accountants and the affairs of the Partnership shall be wound up and terminated. The General Partner shall serve as the Liquidator (unless dissolution is caused by the Bankruptcy of the General Partner, in which event the liquidating trustee shall be a Person approved of by the Limited Partners owning, in the aggregate, at least a majority of the Voting Interests). The party actually conducting such liquidation in accordance with the foregoing sentence, whether the General Partner, a Limited Partner, or any other person approved by the remaining Partners, is herein referred to as the “Liquidator.” The Liquidator, if a Person other than the General Partner, shall have sufficient business expertise and competence to conduct the Winding Up and termination of the Partnership and, in the course thereof, to cause the Partnership to perform any contracts which the Partnership has or thereafter enters into. The Liquidator shall have full right and unlimited discretion to determine the time, manner and terms of any sale or sales of Partnership property pursuant to such liquidation, having due regard for the activity and condition of the relevant market and general financial and economic conditions. The Liquidator (other than the General Partner) appointed as provided herein shall be entitled to receive such reasonable compensation for its services as shall be agreed upon by the Liquidator and the Partners owning, in the aggregate, at least a majority of the Voting Interests.

13.3 Liquidation.

(a) Procedures. In the course of Winding Up and terminating the business and affairs of the Partnership, its assets (other than cash) shall be sold, its liabilities and obligations to creditors (including any loan made by Partners) and all expenses incurred in its liquidation shall be paid, and all resulting revenues shall be credited or charged to the Capital Accounts of the Partners in accordance with Section 7.2. All Partnership property shall be sold upon liquidation of the Partnership and no Partnership property shall be distributed in kind to the Partners except by agreement of all Partners. If Partnership property is to be distributed in kind, the Liquidator shall determine the fair market value of such Partnership property and the Capital Accounts of the Partners shall be adjusted for the gain or loss that would have been recognized if the Partnership property to be distributed had been sold by the Partnership for such fair market value.

(b) Distribution. The net proceeds from such sales (after deducting all selling costs and expenses in connection therewith), together with (at the expiration of the period referred to in Section 13.4) the balance in the reserve account referred to in Section 13.4 and any Partnership property that is to be distributed in kind shall be distributed among the remaining Partners in the following order and priorities:

(i) Partnership assets shall be distributed to the General Partner for any compensation, fees or unreimbursed costs and expenses owed by the Partnership to the General Partner;

(ii) Partnership assets shall be distributed to the Partners in an amount sufficient to discharge completely the principal and accrued interest owing to such Partners pursuant to any loans made to the Partnership by such Partners; and

(iii) Partnership assets shall be distributed among the Partners in accordance with their positive Capital Account balances, as determined after taking into account all Capital Account adjustments for the taxable year of the Partnership during which the liquidation of the Partnership occurs.

(c) Negative Capital Accounts. No Partner shall be required to restore any deficit balance existing on its Capital Account upon the liquidation and termination of the Partnership.

(d) Miscellaneous. The Liquidator shall be instructed to use all reasonable efforts to effect complete liquidation of the Partnership within one year after the date the Partnership is dissolved. Each holder of a Partnership Interest shall look solely to the assets of the Partnership for all distributions and shall have no recourse therefor (upon dissolution or otherwise) against the Partnership, the General Partner or the Liquidator. Upon the completion of the liquidation of the Partnership and the distribution of all Partnership funds, the Partnership shall terminate and the General Partner (or the Liquidator, as the case may be) shall have the authority to execute and record all documents required to effectuate the dissolution and termination of the Partnership.

13.4 Creation of Reserves. After making payment or provision for payment of all debts and liabilities of the Partnership and all expenses of liquidation, the Liquidator may establish, for a period not to exceed one year beginning on the date of dissolution, such cash reserves as the Liquidator may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership.

13.5 Final Audit. Within a reasonable time following the completion of the liquidation, the Liquidator shall supply to each of the Partners a statement, certified by Independent Accountants if a Limited Partner shall so request, which shall set forth the assets and the liabilities of the Partnership as of the date of complete liquidation, each Partner’s pro rata portion of distributions pursuant to Section 13.3, and the amount retained as reserves by the Liquidator pursuant to Section 13.4.

ARTICLE XIV

POWER OF ATTORNEY

14.1 Grant of Power. Each Partner does hereby irrevocably make, constitute, and appoint the General Partner, each of their partners and any successors thereto, each with full power of substitution, as its true and lawful attorney and agent, with full power and authority in its name, place, and stead and to execute, swear to, acknowledge, deliver, file, and record in the appropriate public offices (i) all certificates and other instruments (including, without limitation, the Certificate of Limited Partnership and, at the option of the General Partner, counterparts of this Agreement) and all amendments thereto that the General Partner deems appropriate, necessary or advisable to form, qualify, reform, or continue the qualification of, the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) in the State of Texas and in each jurisdiction in which the Partnership conducts business; (ii) all instruments that the General Partner deems necessary, appropriate or advisable to reflect the use by the Partnership of any name other than ECCA Distribution Services, Ltd.; (iii) all instruments that the General Partner deems necessary, appropriate, or advisable to reflect any amendment, change, or modification of the Partnership in accordance with the terms of this Agreement; (iv) all conveyances and other instruments or documents that the General Partner deems appropriate, necessary, or advisable to reflect the dissolution and termination of the Partnership pursuant to the terms of this Agreement; (v) instruments relating to the admission of additional or substituted Partners pursuant to the terms of this Agreement (including, without limitation, changes in the Partners’ Voting Interests resulting from the admission of such additional or substituted Partners); (vi) all documents that the General Partner deems appropriate, necessary or advisable to record or effectuate any vote that a Limited Partner is deemed to have cast pursuant to Section 15.14; and (vii) any other documents or instruments that the General Partner deems necessary, appropriate, or advisable in connection with the Partnership business.

14.2 Power Declared Irrevocable. The power of attorney set forth in Section 14.1 is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and not be affected by the subsequent death, dissolution, Bankruptcy, disability, incapacity, or mental incompetency of a Partner and shall extend to such Partner’s heirs, successors, and assigns. Each Partner hereby agrees to be bound by any representations made by the General Partner and any such successor thereto, acting in good faith, pursuant to such power of attorney; and each Partner hereby waives any and all defenses that may be available to contest, negate, or disaffirm the action of the General Partner and any such successor thereto, taken in good faith, under such power of attorney.

ARTICLE XV

GENERAL

15.1 Offset. In the event that any sum is payable to any Partner pursuant to this Agreement, any amounts owed by said Partner to the Partnership shall be deducted from said sum before payment to said Partner.

15.2 Choice of Law: Consent to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each of the Partners hereby consents to the jurisdiction of the state and federal courts in the State of Texas. Venue for its enforcement shall be in Bexar County, Texas.

15.3 Notices. All notices or requests or approvals provided for or permitted to be given pursuant to this Agreement must be in writing and may be given by depositing same in the United States mail, addressed to the Partner to be notified, postpaid, and registered or certified with return receipt requested or by prepaid telegram or by delivering such notice in person to such Partner. Notices shall conclusively be deemed for all purposes of the Agreement to have been received and to be effective (i) if mailed in accordance with the provisions of the immediately preceding sentence, upon the expiration of five (5) business days after its deposit in the mail, (ii) if sent by prepaid telegram, upon the expiration of two (2) business days after its transmission, and (iii) if personally delivered, upon the actual receipt of such notice by the Partner to be notified. For purposes of notice the address of each Partner shall be the address specified for such Partner in Exhibit A. Each Partner may change its address for notice by the giving of thirty (30) days notice thereof to the General Partner in the manner hereinabove stated.

15.4 Entire Agreement. This Agreement constitutes the entire agreement of the Partners relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written.

15.5 Effect of Waiver of Consent. No waiver or consent, express or implied, by any Partner to or of any breach or default by any Partner in the performance by such Partner of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Partner of the same or any other obligations of such Partner hereunder.

15.6 Amendment or Modification. This Agreement may be amended or modified from time to time in the manner specified in this Section 15.6. With respect to amendments (i) permitting the General Partner to require the Limited Partners to contribute monies to the Partnership in addition to the contributions required pursuant to Section 6.1, or (ii) altering the Voting Interests of the Limited Partners (except changes in the Partners’ Voting Interests resulting from the admission of additional or substitute Partners or purchases or sales or other Dispositions of the Limited Partner interests pursuant to this Agreement), this Agreement may not be amended unless such amendment is approved by the General Partner and the Limited Partners owning at least sixty-six and two-thirds (66 2/3%) of the Voting Interest. With respect to all amendments other than those specified in the second sentence of this Section 15.6, this Agreement can be amended if such amendment is approved by the General Partner and Limited Partners owning a majority of the Voting Interests. Notwithstanding any other provision of this Agreement, without the approval of the Limited Partners (and, to the extent, if any, that such approval may be required by applicable law, each Limited Partner hereby irrevocably grants such approval), the General Partner may make (and file with the appropriate public officials) such amendments or modifications to this Agreement as may be necessary to effect changes resulting from the admission of additional or substitute Partners to the Partnership or purchases or sales or other Dispositions of the Limited Partner’s Partnership Interests pursuant to this Agreement. Each such instrument shall be reduced to writing.

15.7 Binding Effect. Subject to the restrictions on transfers and encumbrances set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the Partners and their respective heirs, legal representatives, successors, and permitted assigns.

15.8 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all Partners had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

15.9 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

15.10 Headings. The headings in this Agreement are inserted for convenience and identification only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

15.11 Terminology. Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine, and neuter, and the number of all words shall include the singular and the plural. All references to Section and Article numbers refer to Sections and Articles in this Agreement.

15.12 Additional Documents. In connection with this Agreement, as well as all transactions contemplated by this Agreement, each Partner hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out, and perform all of the terms, provisions, and conditions of this Agreement and all such transactions.

15.13 Waiver of Certain Rights. Each Partner irrevocably waives any right it might have to maintain any action for dissolution of the Partnership (except as specifically provided to the contrary in Article XIII) or to maintain any action for partition of the property of the Partnership.

15.14 Deemed Assent. The failure of a Limited Partner to respond, within the response period set forth in the request in question, either in the affirmative or in the negative to any request it receives from the General Partner relating to a proposed act in respect of which such Limited Partner is entitled to vote pursuant to this Agreement shall conclusively be deemed for all purposes to be a vote by such Limited Partner in favor of the act proposed by the General Partner.

15.15 Exhibits and Schedules. Any reference made in this Agreement to an Exhibit or Schedule is a reference to an Exhibit or Schedule of this Agreement.

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IN WITNESS WHEREOF, the General Partner and the Limited Partner have executed this Agreement effective as of the Effective Date.

GENERAL PARTNER:

ECCA DISTRIBUTION MANAGEMENT, INC., a Delaware corporation

By:	/s/ Alan E. Wiley
Alan E. Wiley, Executive Vice President

LIMITED PARTNER:

ECCA DISTRIBUTION INVESTMENTS, INC., a Delaware corporation

By:	/s/ Michael G. Morgan
Michael G. Morgan, Assistant Secretary

EXHIBIT A

NAME AND ADDRESS	Initial Capital Percentage	Voting Interest
ECCA Distribution Management, Inc. 11103 West Avenue San Antonio, Texas 78213	0.5%	0.5%

ECCA Distribution Investments, Inc. 103 Foulk Road, Suite 202 Wilmington, Delaware 19803	99.5%	99.5%

TOTAL	100%	100%

The Partners acknowledge that on or about April 30, 2003, Eye Care Centers of America, Inc., the parent of the General Partner and the Limited Partner, will transfer certain assets owned by Eye Care Centers of America, Inc. directly to the Partnership, of which .5% will be transferred on behalf of General Partner, and the remaining 99.5% of which will be transferred on behalf of the Limited Partner owning 99.5% of the Partnership.

Any amount contributed to the Partnership by Eye Care Centers of America, Inc. on behalf of the Partners shall be treated on the books and records of the Partnership as a capital contribution by such partner to the Partnership.